Exhibit 99.1

Luby’s Announces Third Quarter Fiscal 2009 Results

HOUSTON--(BUSINESS WIRE)--June 10, 2009--Luby’s, Inc. (NYSE:LUB) today announced unaudited financial results for the third quarter of fiscal 2009, a twelve-week period, which ended on May 6, 2009.

Third Quarter Highlights:

  Restaurant sales were $66.0 million, a decrease of $6.7 million compared to the same quarter last year; approximately $1.5 million of the reduction in sales related to closed operations partially offset by new restaurant sales.
  Culinary contract services revenue increased to $3.0 million in the third quarter compared to $1.8 million in the same quarter last year. The increase was due to culinary contract services operating 13 facilities as of May 6, 2009 compared to operating 9 facilities as of May 7, 2008.
  Restaurant sales declined $6.7 million in the third quarter but store level profit declined only $1.4 million due to effective cost management. The Company defines store level profit as restaurant sales minus costs of food, payroll and related costs and other operating expenses.
  Same-store sales, which consisted of 118 restaurants, decreased approximately 8.9% due primarily to declines in guest traffic partially offset by higher menu prices. The third quarter fiscal 2009 partially benefited from the favorable timing of Lent in the third quarter. Adjusted for this item, the Company estimated same-store sales declined approximately 9.4% in the third quarter fiscal 2009.
Same-Store Sales (118 stores)
	Q1FY09		Q2FY09		Q3FY09		YTD
Reported	(6.7%)		(3.2%)		(8.9%)		(6.3%)
Adjusted	(3.8%)	[a]	(5.0%)	[b]	(9.4%)	[c]	(6.1%)	[d]
a) The first quarter fiscal 2009 was adversely affected by the unfavorable timing of Thanksgiving, which occurred after quarter-end, and by the closure of stores related to Hurricane Ike.
b) The second quarter fiscal 2009 benefited from the favorable timing of Thanksgiving at the beginning of the quarter and, to a lesser extent, was adversely affected by the unfavorable timing of Lent, which began after quarter-end.
c) The third quarter fiscal 2009 partially benefited from the favorable timing of Lent.
d) Includes all footnotes.

Total sales decreased 7.5% in the third quarter fiscal 2009 to $69.0 million, compared to $74.6 million in the same quarter last year. Culinary contract services sales were $3.0 million in the third quarter compared to $1.8 million in the same quarter last year. Restaurant sales in the third quarter were $66.0 million compared to $72.7 million in the same quarter last year. The $6.7 million decline in restaurant sales included a $1.5 million reduction in sales related to closed operations partially offset by new restaurant sales.

The Company reported a loss from continuing operations in the third quarter of $1.0 million, or $0.04 per diluted share, compared to income from continuing operations of $1.0 million, or $0.03 per diluted share in the same quarter last year. Included in the loss from continuing operations this year are the after tax impact of the following items; 1) approximately $0.02 per diluted share due to an impairment charge for the decrease in fair value investment and 2) approximately $0.01 per diluted share net gain on disposition of property and equipment primarily due to insurance proceeds associated with an insurance settlement related to Hurricane Ike.

“In the third quarter we experienced a continuation of the macro-economic environment pressure and its affect on customer frequency and sales. However, our team controlled costs well in the quarter to preserve store level margins,” said Chris Pappas, President and CEO. “We remain committed to developing and introducing offerings and price points aimed to increase customer frequency with the long-term goal of growing profitability and cash flow from operations at our existing restaurants.”

Food costs decreased approximately $1.9 million in the third quarter fiscal 2009 compared to the same quarter last year due to lower sales volume. Food costs as a percentage of restaurant sales decreased to 27.3% in the third quarter fiscal 2009 from 27.4% in the third quarter last year primarily due to lower commodity costs, offset by higher menu prices.

Payroll and related costs decreased $1.2 million in the third quarter fiscal 2009 compared to the same quarter last year due to lower crew overtime and lower management costs offset by higher average wages paid to crew employees. Payroll and related costs as a percentage of restaurant sales increased to 36.5% in the third quarter fiscal 2009 from 34.8% in the same quarter last year, primarily due to reduced restaurant sales.

Other operating expenses primarily include restaurant-related expenses for utilities, repairs and maintenance, advertising, insurance, supplies, services and occupancy costs. Other operating expenses decreased by approximately $2.2 million compared to the same quarter last year. As a percentage of restaurant sales, other operating expenses decreased to 22.6% compared to 23.5% in the same quarter last year. Other operating expenses decreased primarily due to 1) an approximate $0.7 million reduction in repairs and maintenance expense related to improvements in cost controls, 2) an approximate $0.8 million, net decrease in restaurant supplies, services and other operating expenses on reduced restaurant sales, and 3) an approximate $0.7 million reduction in utility expense.

Depreciation and amortization expense increased approximately $0.3 million in the third quarter fiscal 2009 compared to the same quarter last year due to higher depreciable asset base generated by increased capital expenditures in fiscal 2008, including the opening of three restaurants, as well as upgrades and remodels to existing units.

General and administrative expenses include corporate salaries and benefits related costs, including restaurant area leaders, share-based compensation, professional fees, travel and recruiting expenses and other office expenses. General and administrative expenses increased by approximately $0.2 million in the third quarter fiscal 2009 compared to the same quarter last year. As a percentage of total sales, general and administrative expenses increased to 8.6% in the third quarter compared to 7.7% in the same quarter last year. The increase was due to approximately $0.3 million in professional fees primarily related to the defense of pending claims and $0.1 million in severance expense.

Conference Call

The Company will host a conference call today at 4:00 p.m., Central Time, to discuss third quarter fiscal 2009 results. To access the call live, dial 888-755-9496 and use the participant pin code, Lubys (58297), at least 10 minutes prior to the start time, or listen live over the Internet by logging on to www.lubys.com.

About Luby’s

Luby’s operates 120 restaurants in Austin, Dallas, Houston, San Antonio, the Rio Grande Valley and other locations throughout Texas and other states. Luby’s provides its customers with quality home-style food, value pricing, and outstanding customer service.

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical fact, are “forward-looking statements” for purposes of these provisions, including the statements under the caption “Company Outlook” and any other statements regarding plans for expansion of the Company’s business, scheduled openings of new units, expected levels of capital expenditures, and expectations of industry conditions.

The Company wishes to caution readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time to time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the Company. The following factors, as well as any other cautionary language included in this press release, provide examples of risks, uncertainties and events that may cause the Company's actual results to differ materially from the expectations the Company describes in its “forward-looking statements”: general business and economic conditions; the impact of competition; our operating initiatives; fluctuations in the costs of commodities, including beef, poultry, seafood, dairy, cheese and produce; increases in utility costs, including the costs of natural gas and other energy supplies; changes in the availability and cost of labor; the seasonality of the Company’s business; changes in governmental regulations, including changes in minimum wages; the effects of inflation; the availability of credit; unfavorable publicity relating to operations, including publicity concerning food quality, illness or other health concerns or labor relations; the continued service of key management personnel; and other risks and uncertainties disclosed in the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q.

Luby’s, Inc. Consolidated Statements of Operations (unaudited) (In thousands except per share data)

	Quarter Ended		Three Quarters Ended
	May 6, 2009	May 7, 2008	May 6, 2009	May 7, 2008

	(12 weeks)	(12 weeks)	(36 weeks)	(36 weeks)
SALES:
Restaurant sales	$66,030	$72,753	$199,645	$215,360
Culinary contract services	2,968	1,843	9,001	5,239

TOTAL SALES	68,998	74,596	208,646	220,599
COSTS AND EXPENSES:
Cost of food	18,022	19,965	55,152	59,560
Payroll and related costs	24,132	25,322	72,731	74,256
Other operating expenses	14,930	17,125	45,753	48,458
Opening costs	292	190	785	212
Cost of culinary contract services	2,866	1,582	8,207	4,660
Depreciation and amortization	4,347	4,088	13,051	12,058
General and administrative expenses	5,955	5,711	17,703	18,568
Provision for asset impairments, net	—	—	233	717
Net (gain) loss on disposition of property and equipment	(388)	114	(533)	209
Total costs and expenses	70,156	74,097	213,082	218,698

INCOME (LOSS) FROM OPERATIONS	(1,158)	499	(4,436)	1,901
Interest income	22	231	181	904
Interest expense	(66)	(58)	(208)	(158)
Impairment charge for decrease in fair value of investments	(664)	—	(794)	—
Interest income related to income taxes	—	—	—	1,319
Other income, net	263	308	754	720

Income (loss) before income taxes and discontinued operations	(1,603)	980	(4,503)	4,686
Benefit for income taxes	(599)	(27)	(1,552)	(1,435)

Income (loss) from continuing operations	(1,004)	1,007	(2,951)	6,121
Loss from discontinued operations, net of income taxes	(49)	(58)	(148)	(116)

NET INCOME (LOSS)	$(1,053)	$949	$(3,099)	$6,005

Income (loss) per share from continuing operations:
Basic	$(0.04)	$0.03	$(0.11)	$0.22
Assuming dilution	(0.04)	0.03	(0.11)	0.21

Loss per share from discontinued operations:
Basic	$—	$—	$—	$—
Assuming dilution	—	—	—	—

Net income (loss) per share:
Basic	$(0.04)	$0.03	$(0.11)	$0.22
Assuming dilution	(0.04)	0.03	(0.11)	0.21

Weighted average shares outstanding:
Basic	27,976	27,925	27,961	27,739
Assuming dilution	27,976	28,042	27,961	28,074

The following table contains information derived from the Company’s Consolidated Statements of Operations expressed as a percentage of sales. Percentages may not add due to rounding.

	Quarter Ended		Three Quarters Ended
	May 6,	May 7,	May 6,	May 7,
	2009	2008	2009	2008
	(12 weeks)	(12 weeks)	(36 weeks)	(36 weeks)

Restaurant sales	95.7%	97.5%	95.7%	97.6%
Culinary contract services	4.3%	2.5%	4.3%	2.4%
TOTAL SALES	100%	100%	100%	100%

COSTS AND EXPENSES:
(As a percentage of restaurant sales)
Cost of food	27.3%	27.4%	27.6%	27.7%
Payroll and related costs	36.5%	34.8%	36.4%	34.5%
Other operating expenses	22.6%	23.5%	22.9%	22.5%
Store level profit	13.5%	14.2%	13.0%	15.4%

(As a percentage of total sales)
General and administrative expenses	8.6%	7.7%	8.5%	8.4%
INCOME (LOSS) FROM OPERATIONS	(1.7)%	0.7%	(2.1)%	0.9%

Luby’s, Inc. Consolidated Balance Sheets

	May 6, 2009	August 27, 2008
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$2,395	$4,566
Trade accounts and other receivables, net	3,192	3,368
Food and supply inventories	3,253	3,048
Prepaid expenses	1,345	1,627
Deferred income taxes	2,408	1,580

Total current assets	12,593	14,189
Property and equipment, net	193,211	198,118
Long-term investments	7,206	8,525
Property held for sale	5,199	5,282
Other assets	343	407

Total assets	$218,552	$226,521

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$10,807	$14,268
Accrued expenses and other liabilities	14,829	17,712

Total current liabilities	25,636	31,980
Credit facility debt	2,000	—
Deferred rent	2,815	2,985
Other liabilities	2,150	3,607

Total liabilities	32,601	38,572

Commitments and Contingencies
SHAREHOLDERS’ EQUITY
Common stock, $0.32 par value; 100,000,000 shares authorized; Shares issued were 28,482,316 and 28,439,214, respectively; Shares outstanding were 27,982,316 and 27,939,214, respectively	9,114	9,101
Paid-in capital	21,493	20,405
Retained earnings	160,119	163,218
Less cost of treasury stock, 500,000 shares	(4,775)	(4,775)

Total shareholders’ equity	185,951	187,949

Total liabilities and shareholders’ equity	$218,552	$226,521

Luby’s, Inc. Consolidated Statements of Cash Flows (unaudited) (In thousands)

	Three Quarters Ended
	May 6, 2009	May 7, 2008
	(36 weeks)	(36 weeks)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(3,099)	$6,005
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for asset impairments, net of gains and losses on property sales	(859)	926
Depreciation and amortization	13,051	12,058
Impairment charge for decrease in fair value of investments	794	-
Amortization of debt issuance cost	60	61
Non-cash compensation expense	195	169
Share-based compensation expense	906	864
Interest related to income taxes	-	(1,319)
Deferred tax provision (benefit)	(1,816)	1,400

Cash provided by operating activities before changes in operating assets and liabilities	9,232	20,164
Changes in operating assets and liabilities:
Decrease in trade accounts and other receivables, net	176	162
Increase in food and supply inventories	(205)	(313)
Decrease in prepaid expenses and other assets	286	613
Decrease in accounts payable, accrued expenses and other liabilities	(6,094)	(3,833)

Net cash provided by operating activities	3,395	16,793

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from redemption or maturity of short-term investments	-	19,600
Purchases of short-term investments	-	(25,650)
Proceeds from redemption or maturity of long-term investments	525	-
Proceeds from disposal of assets and property held for sale	2,244	2,353
Purchases of property and equipment	(10,335)	(25,350)

Net cash used in investing activities	(7,566)	(29,047)

CASH FLOWS FROM FINANCING ACTIVITIES:
Credit facility borrowings	14,000	-
Credit facility repayments	(12,000)	-
Purchase of treasury stock	-	(4,775)
Proceeds received on the exercise of stock options	-	11,243

Net cash provided by financing activities	2,000	6,468

Net decrease in cash and cash equivalents	(2,171)	(5,786)
Cash and cash equivalents at beginning of period	4,566	17,514

Cash and cash equivalents at end of period	$2,395	$11,728

Cash paid for:
Income taxes	$-	$1,602
Interest	135	87

CONTACT:
Luby’s, Inc.
Rick Black, 713-329-6808